EXHIBIT 99.3

MASSROOTS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of Massroots, Inc. (the “Company”) and Odava Inc. (“Odava”) after entering into an agreement on July 13, 2017 to acquire Odava. The notes to the unaudited pro forma condensed financial information describes the reclassifications and adjustments to the financial information presented.

The unaudited pro forma condensed combined balance sheet as of March 31, 2017 is presented as if the acquisition of Odava had occurred on March 31, 2017. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2016 and for the three months ended March 31, 2017 are presented as if the acquisition of Odava had occurred at the beginning of the period presented.

The allocation of the purchase price used in the unaudited pro forma condensed combined financial information is based upon the respective fair values of the assets and liabilities of Odava as of March 31, 2017.

The unaudited pro forma condensed combined financial information is not intended to represent or be indicative of the Company’s consolidated results of operations or financial position that the Company would have reported had the Odava acquisition been completed as of the dates presented, and should not be taken as a representation of the Company’s future consolidated results of operation or financial position.

The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters or any anticipated synergies, operating efficiencies or cost savings that may be associated with the acquisition. The unaudited pro forma condensed combined financial data also do not include any integration costs, cost overlap or estimated future transaction costs, except for fixed contractual transaction costs that the companies expect to incur as a result of the acquisition.

The historical financial information has been adjusted to give effect to events that are directly attributable to the Acquisition, factually supportable and, with respect to the statements of operations, expected to have a continuing impact on the results of the combined company. These unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and accompanying notes of Odava (contained elsewhere in this Form 8-K) and the Company’s historical financial statements and accompanying notes , which were previously filed with the Securities and Exchange Commission. The adjustments that are included in the following unaudited pro forma combined financial statements are described in Note 3 below, which includes the numbered notes that are marked in those financial statements.

MASSROOTS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	Massroots, Inc.	Odava, Inc.
	March 31,	March 31,		Pro Forma	Pro Forma
	2017	2017	REF	Adjustments	Balance
Assets
Current assets:
Cash	$2,228,708	$1,212	(2)	$(21,794)	$2,208,126
Total current assets	2,228,708	1,212		(21,794)	$2,208,126

Property and equipment, net	105,601	1,187		—	106,788

Other assets:
Goodwill and other intangibles	2,967,772	3,195	(1)	1,995,363	4,966,330
Investments	275,002	—			275,002
Deposits	33,502	—		—	33,502
Total other assets	3,276,276	3,195		1,995,363	5,274,834

Total assets	$5,610,585	$5,594		$1,973,569	$7,589,748

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$160,845	$12,913	(1)	$(12,913)	$160,845
Deferred revenue	32,833	—		—	32,833
Derivative liability	636,273	—		—	636,273
Related party advances	46,503	21,794	(2)	(21,794)	46,503
Total current liabilities	876,454	34,707		(34,707)	876,454

Long term debt:
Convertible debentures	—	207,894	(1)	(207,894)	—

Stockholders' equity:
Common stock, $0.001 par value , 200,000,000 shares authorized, 87,546,315 shares issued and outstanding	87,546	1,000	(1)	2,250	90,796
Common stock to be issued, 112,500 shares	113	—			113
Additional paid in capital	41,956,294	1,084	(1)	1,974,829	43,932,207
Accumulated deficit	(37,309,822)	(239,091)	(1)	239,091	(37,309,822)
Total stockholders' equity	4,734,131	(237,007)		2,216,170	6,713,294

Total liabilities and stockholders' equity	$5,610,585	$5,594		$1,973,569	$7,589,748

See the accompanying notes to the pro forma condensed combined financial information

MASSROOTS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2016

				Pro Forma	Pro Forma
	Massroots, Inc.	Odava, Inc.	REF	Adjustments	Balance
Revenue	$701,581	$—		$—	$701,581

Operating expenses	14,303,960	205,042	(3)	1,813,000	16,322,002

Loss from operations	(13,602,379)	(205,042)		(1,813,000)	(15,620,421)

Other income (expenses):
Change in derivative liabilities	(581,912)	—			(581,912)
Interest expense	(3,845,833)	(8,812)		—	(3,854,645)

Net loss	$(18,030,124)	$(213,854)		$(1,813,000)	$(20,056,978)

Loss per common share, basic and diluted	$(0.34)				$(0.34)

Weighted average number of common shares outstanding, basic and diluted	53,151,429				59,001,429

See the accompanying notes to the pro forma condensed combined financial information

MASSROOTS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 2017

				Pro Forma	Pro Forma
	Massroots	Odava Inc.	REF	Adjustments	Balance
Revenue	$134,741	$—		$—	$134,741

Operating expenses	7,635,816	11,605	(3)	1,633,000	9,280,421

Loss from operations	(7,501,075)	(11,605)		(1,633,000)	(9,145,680)

Other income (expenses):
Gain on change in fair value of derivative liabilities	53,898	—		—	53,898
Interest expense	—	(4,101)		—	(4,101)

Net loss	$(7,447,177)	$(15,706)		$(1,633,000)	$(9,095,883)

Loss per common share, basic and diluted	$(0.09)				$(0.11)

Weighted average number of common shares outstanding, basic and diluted	80,267,659				86,117,659

See the accompanying notes to the pro forma condensed combined financial information

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 is based on the historical financial statements of Massroots, Inc. (the “Company”) and Odava Inc. (“Odava”) as of December 31, 2016 after giving effect to the Company’s acquisition that was consummated on July 13, 2017 and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined balance sheet as of March 31, 2017, statement of operations for year ended December 31, 2016 and statement of operations for the three months ended March 31, 2017 are presented as if the acquisition of Odava had occurred on March 31, 2017 and occurred at the beginning of each period presented.

The Company accounts for business combinations pursuant to Accounting Standards Codification ASC 805, Business Combinations.   In accordance with ASC 805, the Company uses it best estimates and assumptions to accurately assign fair value to the assets acquired and the liabilities assumed at the acquisition date. Goodwill as of the acquisition date is measured as the excess of the purchase consideration over the fair value of the assets acquired and the liabilities assumed.

The fair values assigned to Odava’s assets acquired and liabilities assumed are based on management’s estimates and assumptions. The estimated fair values of these assets acquired and liabilities assumed are considered preliminary and are based on the information that was available as of the date of acquisition. The Company believes that the information provides a reasonable basis for estimating the fair values of assets acquired and liabilities assumed, but is waiting for additional information, primarily related to estimated values, which are subject to change. The Company expects to finalize the valuation of the assets and liabilities as soon as practicable, but not later than one year from the acquisition date.

The unaudited pro forma condensed combined financial information is not intended to represent or be indicative of the Company’s consolidated results of operations or financial position that the Company would have reported had the Odava acquisition been completed as of the dates presented, and should not be taken as a representation of the Company’s future consolidated results of operation or financial position.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of the Company included in the annual report on forms 10-K and 10-Q for the year ended December 31, 2016 and three months ended March 31, 2017.

Accounting Periods Presented

For purposes of these unaudited pro forma condensed combined financial information, Odava’s historical financial statements for the year ended December 31, 2016 and for the three months ended March 31, 2017 have been aligned to more closely conform to the Company’s financial information, as explained below. Certain pro forma adjustments were made to conform Odava’s accounting policies to the Company’s accounting policies as noted below.

Reclassifications

The Company reclassified certain accounts in the presentation of Odava’s historical financial statements in order to conform to the Company’s presentation.

2. ACQUISITION OF ODAVA INC.

On July 5, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with MassRoots Compliance Technology, Inc., a wholly-owned subsidiary of the Company (“Merger Subsidiary”), Odava, Inc., a Delaware corporation (“Odava”), and Scott Kveton, an individual acting solely in his capacity as a stockholder representative (“Stockholder Representative”). Pursuant to the Merger Agreement, Merger Subsidiary will be merged with and into Odava, whereby the separate corporate existence of Merger Subsidiary will cease and Odava will survive (the “Surviving Entity”) as a wholly-owned subsidiary of MassRoots (the “Merger”).

On July 13, 2017 (the “Effective Date”), the Merger was completed and became effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, in the form as required by and executed in accordance with Title 8, Section 251(c) of the Delaware General Corporation Law. A copy of the certificate of merger is filed as Exhibit 3.1 hereto, and is hereby incorporated by reference into this Item 2.01.

Pursuant to the terms of the Merger Agreement, each share of Odava’s common stock was to be exchanged for a number of shares of MassRoots’ Common Stock (or a fraction thereof), based on an exchange ratio, as ultimately calculated, equal to approximately 4.069-for-1, such that one share of MassRoots’ Common Stock was issued for approximately every 4.069 shares of Odava’s common stock.

On the Effective Date, the Company issued 3,250,000 shares of common stock pro rata to all stockholders of Odava (the “Share Consideration”) in exchange for all of their shares of Odava’s common stock. At the same time, shares of the common stock of Merger Subsidiary were converted into and exchanged for one share of common stock of Odava held by the Company, and all shares of Odava common stock outstanding immediately prior to the Effective Date automatically cancelled and retired. Odava continued as a surviving wholly-owned subsidiary of Massroots, and Merger Subsidiary ceased to exist. In addition, the Company issued 2,600,000 shares of common stock to the founders of Odava in connection with the acquisition

Also pursuant to the terms of the Merger Agreement, MassRoots paid cash consideration of $30,000 to Scott Kveton and $5,000 to Steven Osborn, as repayment of outstanding debts at closing owed by Odava to the individuals.

As a condition to the closing of the Merger, the Company hired Scott Kveton as its new Director of Business Development, and Steven Osborn as its Principal Architect.

A summary of consideration is as follows:

3,250,000 shares of the Company's common stock	$1,966,250

The following summarizes the current estimates of fair value of assets acquired and liabilities assumed:

Assets acquired:
Cash	$1,212
Property and equipment	1,187
Goodwill and other intangibles	1,998,558
Liabilities assumed:
Accounts payable and accrued expenses	(12,913)
Loans from members	(21,794)
Net assets acquired	$1,966,250

The purchase price allocation for the above acquisitions is subject to further refinement as management completes its assessment of the valuation of certain assets and liabilities.

The Company accounts for acquisitions in accordance with the provisions of ASC 805-10.  The Company assigns to all identifiable assets acquired a portion of the cost of the acquired net assets equal to the estimated fair value of such assets at the date of acquisition. The Company records the excess of the cost of the acquired net assets over the sum of the amounts assigned to identifiable assets acquired as goodwill.

The Company accounts for and reports acquired goodwill under Accounting Standards Codification subtopic 350-10, Intangibles-Goodwill and Other (“ASC 350-10”). In accordance with ASC 350-10, at least annually, the Company tests its intangible assets for impairment or more often if events and circumstances warrant. Any write-downs will be included in results from operations.

3. PRO FORMA ADJUSTMENTS

The following pro forma adjustments are included in the Company’s unaudited pro forma condensed combined financial information:

(1)	To record and align fair value of acquired assets and assumed liabilities and to record the preliminary estimate of goodwill for the Company’s acquisition of Odava. The preliminary estimate of goodwill represents the excess of the purchase consideration over the estimated fair value of the assets acquired and the liabilities assumed and to eliminate Odava’s historical stockholder equity.

(2)	To record merger cash consideration (as defined above).

(3)	To record employment agreements and stock based compensation entered into in connection with the merger

.